Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Second Quarter Results and
Raises 2022 Guidance for Revenue, Adjusted EBITDA1 and Cash Flows2
STAMFORD, Conn. – July 27, 2022 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter of 2022 and raised its full-year guidance for total revenue, adjusted EBITDA, net cash provided by operating activities and free cash flow.2
Second Quarter 2022 Highlights
•Total revenue of $2.771 billion, including rental revenue3 of $2.462 billion.
•Fleet productivity4 increased 11.3% year-over-year.
•Net income of $493 million, at a margin5 of 17.8%. GAAP diluted earnings per share of $6.90, and adjusted EPS1 of $7.86. GAAP and adjusted EPS both include $0.55 of one-time tax benefits.
•Adjusted EBITDA of $1.311 billion, at a margin5 of 47.3%.
•Year-to-date net cash provided by operating activities of $2.040 billion; free cash flow of $964 million, including gross rental capital spending of $1.354 billion.
•Net leverage ratio6 of 2.0x, with total liquidity6 of $2.830 billion, at June 30, 2022.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “Our record second quarter results reflect our strong execution in a robust demand environment. We've entered our busiest season with excellent momentum and the benefit of an effective capital allocation strategy, including seven bolt-on acquisitions and 24 Specialty cold-starts through June. We’re also on track to invest $3 billion in fleet this year and complete our share repurchase program this quarter, all supported by our cash generation and balance sheet.”
Flannery continued, “Our higher 2022 outlook for total revenue, adjusted EBITDA and free cash flow reflects broad-based end-market activity, contractor backlogs, customer sentiment and our visibility through the balance of the year. The flexibility of our operating model puts us in a strong position to leverage any market environment.”
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1.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EPS (earnings per share) are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
2.Net cash provided by operating activities and free cash flow as reflected in the company's outlook are collectively referred to as "Cash Flows" above. Free cash flow is a non-GAAP measure as defined in the table below. See the table below for a reconciliation to the most comparable GAAP measure.
3.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information.
5.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

Updated 2022 Outlook
The company has updated its 2022 outlook as shown below.

	Current Outlook	Prior Outlook
Total revenue	$11.4 billion to $11.7 billion	$11.1 billion to $11.5 billion
Adjusted EBITDA[7]	$5.4 billion to $5.55 billion	$5.2 billion to $5.4 billion
Net rental capital expenditures after gross purchases	$1.85 billion to $2.05 billion, after gross purchases of $2.9 billion to $3.1 billion	$1.85 billion to $2.05 billion, after gross purchases of $2.9 billion to $3.1 billion
Net cash provided by operating activities	$3.85 billion to $4.25 billion	$3.7 billion to $4.1 billion
Free cash flow (excluding the impact of merger and restructuring related payments)	$1.85 billion to $2.05 billion	$1.7 billion to $1.9 billion
Summary of Second Quarter 2022 Financial Results
•Rental revenue for the quarter was $2.462 billion, reflecting an increase of 26.2% year-over-year, and establishing a second quarter record. The increase reflects the broad-based strength of demand across the end-markets served by the company. Year-over-year, fleet productivity increased 11.3% while average original equipment at cost (“OEC”) increased 13.6%.
•Used equipment sales in the quarter decreased 15.5% year-over-year. These sales generated $164 million of proceeds at a GAAP gross margin of 59.1% and an adjusted gross margin8 of 62.2%; this compares with $194 million at a GAAP gross margin of 43.3% and an adjusted gross margin of 47.9% for the same period last year. The gross margin increases were primarily due to higher pricing on used equipment sales, which rose sequentially for the seventh consecutive quarter.
•Net income for the quarter increased 68.3% year-over-year to a second quarter record of $493 million, while net income margin increased 500 basis points to 17.8%, which was also a second quarter record. The improvements primarily reflected higher gross margins from rental revenue and used equipment sales, reductions in selling, general and administrative ("SG&A") expense and non-rental depreciation and amortization as a percentage of revenue and lower net interest expense, excluding debt redemption losses. These items were partially offset by higher income tax expense as a percentage of revenue and $17 million of debt redemption losses recognized in the quarter. While income tax expense increased $31 million, or 37%, year-over-year, the effective income tax rate decreased by 340 basis points to 18.9% primarily due to a realignment of the company's operations in Australia and New Zealand, which resulted in a one-time tax benefit of approximately $39 million.
•Adjusted EBITDA for the quarter increased 31.2% year-over-year to a second quarter record of $1.311 billion, while adjusted EBITDA margin increased 360 basis points to 47.3%. The increase in adjusted EBITDA margin primarily reflected a 110 basis point increase in rental margin (excluding depreciation), a 14.3 percentage point increase in adjusted gross margin from used equipment sales, reduced SG&A expense as a percentage of revenue and revenue mix benefits.

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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•General rentals segment had a 21.9% year-over-year increase in rental revenue to a second quarter record of $1.787 billion. Rental gross margin increased by 280 basis points to 38.7%, primarily due to better fixed cost absorption on higher revenue.
•Specialty rentals segment rental revenue increased 39.2% year-over-year, including the impact of the May 2021 acquisition of General Finance Corporation (“General Finance”), to a second quarter record of $675 million. On a pro forma basis, including the standalone, pre-acquisition revenues of General Finance, Specialty rental revenue increased 29% year-over-year. Rental gross margin decreased by 20 basis points to 46.2%, primarily due to a depreciation adjustment associated with the finalization of purchase accounting for the General Finance acquisition, which included a one-time impact of approximately $10 million, and a higher proportion of revenue from certain lower margin ancillary fees in 2022, partially offset by better fixed cost absorption on higher revenue.
•Cash flow from operating activities increased 5.5% year-over-year to $2.040 billion for the first six months of 2022, and free cash flow, including aggregated merger and restructuring payments, decreased 17.0% to $964 million. The decrease in free cash flow was mainly due to higher net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), which increased $232 million, and increased purchases of non-rental equipment, partially offset by higher net cash from operating activities.
•Capital management. The company's net leverage ratio was 2.0x at June 30, 2022, as compared to 2.2x at December 31, 2021. As of June 30, 2022, the company had repurchased $762 million of common stock under its current $1 billion repurchase program, which it expects to complete in the third quarter of 2022. In the second quarter of 2022, the company executed the following transactions intended to augment its liquidity and financial flexibility: 1) redeemed $500 million principal amount of its 5 1/2 percent Senior Notes due 2027, 2) amended and extended its accounts receivable securitization facility, increasing its size by $200 million to $1.1 billion and extending its expiration to June 2024, 3) amended and extended its ABL facility, increasing its size by $500 million to $4.25 billion and extending its expiration to June 2027 and 4) entered into an uncommitted short-term financing facility9 pursuant to which it may borrow up to $100 million.
•Total liquidity was $2.830 billion as of June 30, 2022, including $68 million of cash and cash equivalents.
•Return on invested capital (ROIC)10 increased 230 basis points year-over-year, and 60 basis points sequentially, to a record 11.5% for the 12 months ended June 30, 2022. The year-over-year and sequential increases in ROIC were primarily due to increased after-tax operating income. ROIC exceeded the company’s current weighted average cost of capital of approximately 9%.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 28, 2022, at 11:00 a.m. Eastern Time. The conference call number is 800-459-5343 (international: 203-518-9553). The replay number for the call is 402-220-2556. The passcode for both the conference call and replay is 19728. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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9.The company’s Form 10-Q for the quarter ended June 30, 2022 filed with the SEC includes a discussion of this facility, which is referred to therein as the "Repurchase Facility."
10.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,331 rental locations in North America, 13 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 21,600 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,400 classes of equipment for rent with a total original cost of $16.57 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (2) uncertainty regarding the ongoing impact of existing and emerging variant strains of the coronavirus (COVID-19) on global economic conditions, and regarding the length of time it will take for the COVID-19 pandemic to ultimately subside or become viewed as endemic. Uncertainty remains regarding the effectiveness of vaccines against COVID-19 (including against emerging variant strains), and the time it will take for the pandemic to subside will also be impacted by measures that may in the future be implemented to protect public health; (3) the impact of global economic conditions (including supply chain constraints, potential trade wars and sanctions and other measures imposed in response to the ongoing conflict in Ukraine) and public health crises and epidemics, such as COVID-19, on us, our customers and our suppliers, in the United States and the rest of the world; (4) rates we charge and time utilization we achieve being less than anticipated; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (10) the inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital markets or increases in interest rates, or at all; (11) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (12) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (13) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (14) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or other financial markets; (15) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (16) the incurrence of impairment charges; (17) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (18) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (19) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (20) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics (including COVID-19); (21) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (22) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (23) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (24) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (26) risks related to climate change and climate change regulation; (27) risks related to our ability to meet our environmental and social goals, including our greenhouse gas intensity reduction goal; (28) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (29) shortfalls in our insurance coverage; (30) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (31) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (32) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (33) the outcome or other potential consequences of regulatory matters and commercial litigation; (34) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; and (35) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2021, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
Equipment rentals	$2,462	$1,951	$4,637	$3,618
Sales of rental equipment	164	194	375	461
Sales of new equipment	38	57	83	106
Contractor supplies sales	33	27	62	51
Service and other revenues	74	58	138	108
Total revenues	2,771	2,287	5,295	4,344
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,002	815	1,908	1,530
Depreciation of rental equipment	457	385	892	760
Cost of rental equipment sales	67	110	162	274
Cost of new equipment sales	31	48	68	90
Cost of contractor supplies sales	23	19	43	36
Cost of service and other revenues	41	35	80	65
Total cost of revenues	1,621	1,412	3,153	2,755
Gross profit	1,150	875	2,142	1,589
Selling, general and administrative expenses	343	301	666	551
Merger related costs	—	3	—	3
Restructuring charge	1	—	1	1
Non-rental depreciation and amortization	91	90	188	181
Operating income	715	481	1,287	853
Interest expense, net	113	100	207	199
Other (income) expense, net	(6)	4	(11)	2
Income before provision for income taxes	608	377	1,091	652
Provision for income taxes	115	84	231	156
Net income	$493	$293	$860	$496
Diluted earnings per share	$6.90	$4.02	$11.93	$6.82

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$68	$144
Accounts receivable, net	1,744	1,677
Inventory	199	164
Prepaid expenses and other assets	153	166
Total current assets	2,164	2,151
Rental equipment, net	11,029	10,560
Property and equipment, net	641	612
Goodwill	5,610	5,528
Other intangible assets, net	533	615
Operating lease right-of-use assets	802	784
Other long-term assets	41	42
Total assets	$20,820	$20,292
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$60	$906
Accounts payable	1,065	816
Accrued expenses and other liabilities	898	881
Total current liabilities	2,023	2,603
Long-term debt	9,761	8,779
Deferred taxes	2,204	2,154
Operating lease liabilities	633	621
Other long-term liabilities	153	144
Total liabilities	14,774	14,301
Common stock	1	1
Additional paid-in capital	2,570	2,567
Retained earnings	8,411	7,551
Treasury stock	(4,719)	(3,957)
Accumulated other comprehensive loss	(217)	(171)
Total stockholders’ equity	6,046	5,991
Total liabilities and stockholders’ equity	$20,820	$20,292

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash Flows From Operating Activities:
Net income	$493	$293	$860	$496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	548	475	1,080	941
Amortization of deferred financing costs and original issue discounts	3	3	6	6
Gain on sales of rental equipment	(97)	(84)	(213)	(187)
Gain on sales of non-rental equipment	(2)	(3)	(4)	(4)
Insurance proceeds from damaged equipment	(10)	(7)	(17)	(14)
Stock compensation expense, net	36	35	60	56
Merger related costs	—	3	—	3
Restructuring charge	1	—	1	1
Loss on repurchase/redemption of debt securities	17	—	17	—
Increase in deferred taxes	27	70	64	73
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(135)	(81)	(59)	(18)
(Increase) decrease in inventory	(23)	(9)	(36)	2
(Increase) decrease in prepaid expenses and other assets	(22)	187	39	210
Increase in accounts payable	241	289	251	385
Increase (decrease) in accrued expenses and other liabilities	77	5	(9)	(16)
Net cash provided by operating activities	1,154	1,176	2,040	1,934
Cash Flows From Investing Activities:
Purchases of rental equipment	(872)	(913)	(1,354)	(1,208)
Purchases of non-rental equipment and intangible assets	(68)	(34)	(123)	(53)
Proceeds from sales of rental equipment	164	194	375	461
Proceeds from sales of non-rental equipment	4	7	9	14
Insurance proceeds from damaged equipment	10	7	17	14
Purchases of other companies, net of cash acquired	(235)	(1,434)	(312)	(1,435)
Purchases of investments	(1)	(1)	(4)	(1)
Net cash used in investing activities	(998)	(2,174)	(1,392)	(2,208)
Cash Flows From Financing Activities:
Proceeds from debt	2,084	2,677	3,239	3,768
Payments of debt	(1,761)	(1,628)	(3,133)	(3,338)
Payments of financing costs	(9)	—	(9)	—
Common stock repurchased (1)	(501)	(2)	(819)	(32)
Net cash (used in) provided by financing activities	(187)	1,047	(722)	398
Effect of foreign exchange rates	(2)	9	(2)	10
Net (decrease) increase in cash and cash equivalents	(33)	58	(76)	134
Cash and cash equivalents at beginning of period	101	278	144	202
Cash and cash equivalents at end of period	$68	$336	$68	$336
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$142	$102	$152	$108
Cash paid for interest	39	28	188	195
(1)We have a $1 billion share repurchase program that commenced in the first quarter of 2022 and is expected to be completed in the third quarter of 2022. The common stock repurchases include i) shares repurchased pursuant to our share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended June 30, 2022	13.6%	(1.5)%	11.3%	2.8%	26.2%
Six Months Ended June 30, 2022	15.0%	(1.5)%	12.0%	2.7%	28.2%
Please refer to our Second Quarter 2022 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Change	2022	2021	Change
General Rentals
Reportable segment equipment rentals revenue	$1,787	$1,466	21.9%	$3,380	$2,739	23.4%
Reportable segment equipment rentals gross profit	691	526	31.4%	1,266	937	35.1%
Reportable segment equipment rentals gross margin	38.7%	35.9%	280 bps	37.5%	34.2%	330 bps
Specialty
Reportable segment equipment rentals revenue	$675	$485	39.2%	$1,257	$879	43.0%
Reportable segment equipment rentals gross profit	312	225	38.7%	571	391	46.0%
Reportable segment equipment rentals gross margin	46.2%	46.4%	(20) bps	45.4%	44.5%	90 bps
Total United Rentals
Total equipment rentals revenue	$2,462	$1,951	26.2%	$4,637	$3,618	28.2%
Total equipment rentals gross profit	1,003	751	33.6%	1,837	1,328	38.3%
Total equipment rentals gross margin	40.7%	38.5%	220 bps	39.6%	36.7%	290 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Numerator:
Net income available to common stockholders	$493	$293	$860	$496
Denominator:
Denominator for basic earnings per share—weighted-average common shares	71.2	72.5	71.8	72.4
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.2	0.2	0.2	0.3
Denominator for diluted earnings per share—adjusted weighted-average common shares	71.4	72.7	72.0	72.7
Diluted earnings per share	$6.90	$4.02	$11.93	$6.82

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Earnings per share - GAAP, as-reported	$6.90	$4.02	$11.93	$6.82
After-tax impact of:
Merger related costs (2)	—	0.03	—	0.03
Merger related intangible asset amortization (3)	0.45	0.48	0.96	0.97
Impact on depreciation related to acquired fleet and property and equipment (4)	0.26	0.01	0.36	0.03
Impact of the fair value mark-up of acquired fleet (5)	0.05	0.08	0.12	0.20
Restructuring charge (6)	—	—	0.01	0.01
Asset impairment charge (7)	0.02	0.04	0.02	0.04
Loss on repurchase/redemption of debt securities (8)	0.18	—	0.18	—
Earnings per share - adjusted	$7.86	$4.66	$13.58	$8.10
Tax rate applied to above adjustments (1)	25.3%	25.4%	25.3%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions.
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $353 million under our restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets.
(8)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income	$493	$293	$860	$496
Provision for income taxes	115	84	231	156
Interest expense, net	113	100	207	199
Depreciation of rental equipment	457	385	892	760
Non-rental depreciation and amortization	91	90	188	181
EBITDA	$1,269	$952	$2,378	$1,792
Merger related costs (1)	—	3	—	3
Restructuring charge (2)	1	—	1	1
Stock compensation expense, net (3)	36	35	60	56
Impact of the fair value mark-up of acquired fleet (4)	5	9	11	20
Adjusted EBITDA	$1,311	$999	$2,450	$1,872
Net income margin	17.8%	12.8%	16.2%	11.4%
Adjusted EBITDA margin	47.3%	43.7%	46.3%	43.1%
(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $353 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,154	$1,176	$2,040	$1,934
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(3)	(6)	(6)
Gain on sales of rental equipment	97	84	213	187
Gain on sales of non-rental equipment	2	3	4	4
Insurance proceeds from damaged equipment	10	7	17	14
Merger related costs (1)	—	(3)	—	(3)
Restructuring charge (2)	(1)	—	(1)	(1)
Stock compensation expense, net (3)	(36)	(35)	(60)	(56)
Loss on repurchase/redemption of debt securities (5)	(17)	—	(17)	—
Changes in assets and liabilities	(118)	(407)	(152)	(584)
Cash paid for interest	39	28	188	195
Cash paid for income taxes, net	142	102	152	108
EBITDA	$1,269	$952	$2,378	$1,792
Add back:
Merger related costs (1)	—	3	—	3
Restructuring charge (2)	1	—	1	1
Stock compensation expense, net (3)	36	35	60	56
Impact of the fair value mark-up of acquired fleet (4)	5	9	11	20
Adjusted EBITDA	$1,311	$999	$2,450	$1,872
(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $353 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(5)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,154	$1,176	$2,040	$1,934
Purchases of rental equipment	(872)	(913)	(1,354)	(1,208)
Purchases of non-rental equipment and intangible assets	(68)	(34)	(123)	(53)
Proceeds from sales of rental equipment	164	194	375	461
Proceeds from sales of non-rental equipment	4	7	9	14
Insurance proceeds from damaged equipment	10	7	17	14
Free cash flow (1)	$392	$437	$964	$1,162
(1)Free cash flow included aggregate merger and restructuring related payments of $2 million and $6 million for the three months ended June 30, 2022 and 2021, respectively, and $3 million and $9 million for the six months ended June 30, 2022 and 2021, respectively.
The table below provides a reconciliation between 2022 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$3,850-$4,250
Purchases of rental equipment	$(2,900)-$(3,100)
Proceeds from sales of rental equipment	$1,000-$1,100
Purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(100)-$(200)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,850- $2,050